UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2008

TRANSATLANTIC PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Alberta, Canada	000-31643	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1840, 444 – 5th Ave., SW Calgary, Alberta, Canada	T2P 2T8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (403) 262-8556

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 19, 2008, TransAtlantic Petroleum Corp. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Longfellow Energy, LP, a Texas limited partnership (“Longfellow”), pursuant to which Longfellow agreed to sell to the Company all of the outstanding shares of Longe Energy Limited, a Bermuda limited company and wholly owned subsidiary of Longfellow (“Longe”), in exchange for (i) 39,583,333 common shares of the Company (the “Common Shares”) at a deemed purchase price per Common Share of US$1.20 and (ii) 10,000,000 Common Share purchase warrants. The purchase warrants will be exercisable for three years from the date of closing of the Purchase Agreement and, upon exercise, will entitle the holder to purchase one Common Share for each purchase warrant at an exercise price of US$3.00 per Common Share.

The general partnership interest and all of the limited partnership interests of Longfellow are owned directly or indirectly by the Company’s Chairman, Malone Mitchell, 3rd, and his affiliates.

Longe was incorporated in April 2008 to participate with the Company in the Company’s Tselfat and Guercif exploration permits in Morocco.

Pursuant to the Purchase Agreement, Longfellow will have a pre-emptive right to purchase Common Shares offered by the Company in connection with certain issuances of Common Shares for a period of six months following the closing of the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants of the parties. In addition, the closing of the Purchase Agreement is conditioned upon the approval by the Toronto Stock Exchange and a majority of the Company’s disinterested shareholders of both the Purchase Agreement and a private placement of 35,416,667 Common Shares to Longfellow or other entities designated by Longfellow at a price of US$1.20 per share (the “Private Placement”), generating gross proceeds of US$42.5 million. The Private Placement is conditioned on, and is expected to close concurrently with, the Purchase Agreement.

At closing, Longe and its subsidiaries will have an amount of cash on hand such that the combination of such cash, plus the amount it has spent on all of its oil and gas properties, plus the amount it has spent on the acquisition of all of its drilling and other equipment shall equal $47.5 million.

A special committee of independent members of the Company’s Board of Directors (the “Special Committee”) has evaluated the transactions and recommended the transactions for approval to the Board of Directors of the Company. The Special Committee retained independent legal counsel and an independent third party to conduct a formal valuation of Longe and to assess the fairness, from a financial point of view, of the acquisition of Longe and the Private Placement to the Company and its shareholders.

The Company has called a special meeting of shareholders for November 6, 2008 to vote upon a resolution to approve both the Purchase Agreement and the Private Placement.

A copy of the Purchase Agreement is filed as Exhibit 2.1 to this current report on Form 8-K and is incorporated herein by reference. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement.

Item 3.02 Unregistered Sale of Equity Securities.

The information in Item 1.01 of this report is incorporated into this Item 3.02 by reference.

The offer of Common Shares and Common Share purchase warrants was conducted without general solicitation or advertising in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act. Longfellow represented that it is an “accredited investor” as defined in Rule 501 of Regulation D and confirmed that the Common Shares and Common Share purchase warrants were acquired for investment purposes and not with a view to resale or distribution.

Item 8.01 Other Events.

On September 19, 2008, the Company issued a press release announcing the Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

2.1	Purchase Agreement, dated September 19, 2008, by and between Longfellow Energy, LP and TransAtlantic Petroleum Corp.

99.1	Press Release, dated September 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2008

TRANSATLANTIC PETROLEUM CORP.

By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase Agreement, dated September 19, 2008, by and between Longfellow Energy, LP and TransAtlantic Petroleum Corp.

99.1	Press Release.

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